UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

(Exact name of registrant as specified in its charter)

Delaware	001-02217	58-0628465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

(404) 676-2121
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2016, The Coca-Cola Company (the "Company") announced that James Quincey, President and Chief Operating Officer, was elected Chief Executive Officer of the Company, effective May 1, 2017.  Mr. Quincey will continue as President of the Company.  In addition, the Company announced that Muhtar Kent, the Company's current Chairman of the Board of Directors and Chief Executive Officer, will continue as Chairman of the Board of Directors following Mr. Quincey's succession to the position of Chief Executive Officer.

The Company also announced that the Board of Directors intends to nominate Mr. Quincey to stand for election as a director at the 2017 Annual Meeting of Shareowners.

Mr. Quincey, age 51, was named the Company's President and Chief Operating Officer in August 2015.  Prior to this role, Mr. Quincey served as President of the Company's Europe Group.  Mr. Quincey served as President of the Northwest Europe & Nordics Business Unit from 2008 to 2012.  From 2005 to 2008, Mr. Quincey was President of the Mexico Division.  Mr. Quincey joined the Company in Atlanta in 1996 as Director, Learning Strategy for the Latin America Group, and went on to serve in a series of operational roles of increasing responsibility in Latin America, leading to his appointment as President of the South Latin Division in 2003, a position he held until his 2005 promotion to President of the Mexico Division.

A copy of the press release issued by the Company making these announcements is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

99.1 Press Release of The Coca-Cola Company, dated December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: December 9, 2016	By: /s/ Bernhard Goepelt Bernhard Goepelt Senior Vice President, General Counsel and Chief Legal Counsel